Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:    Media
Courtney Boone
(412) 433-6791
Investors/Analysts
Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS
2013 SECOND QUARTER RESULTS

•	Second quarter total reportable segment and Other Businesses income from operations of $47 million

•	Second quarter net loss of $78 million, or $0.54 per diluted share

•	Second quarter shipments of 5.2 million tons and net sales of $4.4 billion

•	Strong liquidity position with $767 million of cash and $2.5 billion of total liquidity
PITTSBURGH, July 29, 2013 – United States Steel Corporation (NYSE: X) reported a second quarter 2013 net loss of $78 million, or $0.54 per diluted share, compared to a first quarter 2013 net loss of $73 million, or $0.51 per diluted share, and second quarter 2012 net income of $101 million, or $0.62 per diluted share. Adjusted net loss for the first quarter 2013 was $51 million, or $0.35 per diluted share, excluding an after-tax charge of $22 million, or $0.16 per diluted share, related to repurchases of $542 million principal amount of our 4.00% Senior Convertible Notes due 2014. Adjusted net income for the second quarter 2012 was $112 million, or $0.69 per diluted share, excluding an $11 million after-tax early redemption premium on our $300 million 5.65% Senior Notes due 2013.

Earnings Highlights

(Dollars in millions, except per share amounts)	2Q 2013	1Q 2013	2Q 2012
Net Sales	$4,429	$4,595	$5,017
Segment income (loss) from operations
Flat-rolled	$(51)	$(13)	$177
U. S. Steel Europe	10	38	34
Tubular	45	64	103
Other Businesses	43	5	16
Total reportable segment and Other Businesses income from operations	$47	$94	$330
Postretirement benefit expense	(54)	(56)	(77)
Other items not allocated to segments	—	—	—
Income (loss) from operations	$(7)	$38	$253
Net interest and other financial costs	68	104	82
Income tax provision	3	7	70
Less: Net loss attributable to the noncontrolling interests	—	—	—
Net (loss) income attributable to United States Steel Corporation	$(78)	$(73)	$101
-Per basic share	$(0.54)	$(0.51)	$0.70
-Per diluted share	$(0.54)	$(0.51)	$0.62
Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “Total reportable segment and Other Businesses operating results of $47 million reflect the effects of the ongoing lockout at our Lake Erie Works and a deceleration in global economic growth during the quarter. Our plants operated well even with increased repairs and maintenance costs.”
The $47 million, or $9 per ton, of reportable segment and Other Businesses income from operations for the second quarter of 2013 compares to income from operations of $94 million, or $17 per ton, in the first quarter of 2013 and income from operations of $330 million, or $61 per ton, in the second quarter of 2012.
Net interest and other financial costs in the first quarter of 2013 includes a $34 million pre-tax charge related to repurchases of $542 million principal amount of our 4.00% Senior Convertible Notes due 2014.
For the second quarter 2013, we recorded a tax provision of $3 million on our pre-tax loss of $75 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada, which is a jurisdiction where we have recorded a full valuation allowance on deferred tax assets.
As of June 30, 2013, U. S. Steel had $767 million of cash and $2.5 billion of total liquidity.
Reportable Segments and Other Businesses

Flat-rolled segment results were lower than the first quarter primarily due to increased operating costs and decreased shipments. Operating costs increased due to higher repairs and maintenance costs as well as higher natural gas costs partially offset by lower raw materials costs. Repairs and maintenance costs were approximately $30 million higher than the first quarter due to maintenance projects at Gary Works and Lake Erie Works. Shipments decreased from the first quarter primarily due to the maintenance projects and the continuing lockout at our Lake Erie Works that began on April 28, 2013. Average realized prices, including the effect of a more favorable product mix, were comparable to the first quarter. We incurred approximately $70 million in idle facility carrying costs at our Hamilton and Lake Erie operations in the second quarter.
Second quarter results for our European segment declined compared to the first quarter due to higher iron ore costs and lower average realized euro-based prices. A general price deterioration in the spot market occurred during the second quarter due to the completion of the service center and distributor restocking experienced in the first quarter. Total shipments were comparable to the first quarter.
Second quarter results for our Tubular segment were lower than the first quarter. Total shipments were higher due primarily to increased participation with our strategic program customers. Average realized prices decreased reflecting lower prices for line pipe product, continued elevated levels of imports and OCTG mix effects.
Operating profit from Other Businesses increased primarily due to a gain of approximately $30 million from a real estate sale that occurred in the second quarter.
Outlook
Commenting on U. S. Steel's outlook for the third quarter, Surma said, “Results for our Flat-rolled and Tubular segments are projected to improve compared to the second quarter; however, we expect lower results from our European segment due to a planned blast furnace outage in the third quarter. Operating results for our Other Businesses are expected to decrease compared to the second quarter to near breakeven. Total reportable segment and Other Businesses results are expected to be comparable to the second quarter.”
We expect our Flat-rolled segment results from operations to improve based on an increase in average realized prices, lower raw materials costs, and lower repairs and maintenance costs partially offset by reduced shipments. Average realized prices are expected to increase compared to the second quarter due to increased spot market prices as well as a more favorable product mix. Shipments are projected to decrease significantly due to a blast furnace outage at our Great Lakes Works and the Lake Erie Works labor dispute. The represented employees at Lake Erie Works are scheduled to vote on the company’s contract offer on July 31, 2013. If the contract is approved, we plan to restart operations as soon as possible. This outlook does not include any effects of a restart of Lake Erie Works.

Third quarter results for our European segment are projected to decrease compared to the second quarter. A scheduled blast furnace outage will result in significantly lower shipments and increased facility repairs and maintenance costs. Average realized euro-based prices are expected to be lower compared to the second quarter as decreases in spot and contract market prices are partially offset by the positive effect of a higher percentage of value-added shipments. Raw materials costs are expected to be lower in the third quarter due primarily to lower iron costs.
We expect third quarter results for our Tubular segment to improve compared to the second quarter. Shipments are expected to increase to support anticipated drilling activity and average realized prices are projected to be comparable. Operating costs are expected to decrease due to operating efficiencies related to higher production volumes.
On July 1, 2013, U. S. Steel entered into a supplier contract dispute settlement agreement. As a result of the agreement, U. S. Steel expects to record a pre-tax gain of $23 million as an item not allocated to segments in the third quarter of 2013.
We expect a minimal tax provision/benefit in the third quarter primarily due to the full valuation allowance on deferred tax assets in Canada.

*****
This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Although we believe that we are experiencing a gradual economic recovery, there are signs of continued economic issues, including the European sovereign debt and domestic fiscal situations. U. S. Steel cannot control or predict the impact. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements, including the resolution of the Lake Erie Works contract; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe’s and U. S. Steel Canada’s results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings for U. S. Steel.
A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.
The company will conduct a conference call on second quarter earnings on Tuesday, July 30, at 2:30 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.
-oOo-
2013-024

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
(Dollars in millions, except per share amounts)	2013	2013	2012	2013	2012
NET SALES	$4,429	$4,595	$5,017	$9,024	$10,189

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,114	4,242	4,485	8,356	9,118
Selling, general and administrative expenses	151	145	165	296	331
Depreciation, depletion and amortization	170	171	164	341	327
Loss (income) from investees	3	(8)	(44)	(5)	(68)
Net (gain) loss on disposal of assets	(1)	1	—	—	309
Other (income) expense, net	(1)	6	(6)	5	(8)

Total operating expenses	4,436	4,557	4,764	8,993	10,009

(LOSS) INCOME FROM OPERATIONS	(7)	38	253	31	180
Net interest and other financial costs	68	104	82	172	132

(LOSS) INCOME BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	(75)	(66)	171	(141)	48
Income tax provision	3	7	70	10	166

Net (loss) income	(78)	(73)	101	(151)	(118)
Less: Net loss attributable to the
noncontrolling interests	—	—	—	—	—
NET (LOSS) INCOME ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$(78)	$(73)	$101	$(151)	$(118)

COMMON STOCK DATA:

Net (loss) income per share attributable to
United States Steel Corporation shareholders:
-Basic	$(0.54)	$(0.51)	$0.70	$(1.05)	$(0.82)
-Diluted	$(0.54)	$(0.51)	$0.62	$(1.05)	$(0.82)

Weighted average shares, in thousands
-Basic	144,485	144,353	144,176	144,419	144,123
-Diluted	144,485	144,353	171,416	144,419	144,123

Dividends paid per common share	$0.05	$0.05	$0.05	$0.10	$0.10

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

		Six Months Ended
		June 30
(Dollars in millions)		2013	2012
Cash (used in) provided by operating activities:
Net loss		$(151)	$(118)
Depreciation, depletion and amortization		341	327
Pensions and other postretirement benefits		10	(111)
Deferred income taxes		(2)	107
Net loss on disposal of assets		—	309
Working capital changes		162	282
Income taxes receivable/payable		(3)	22
Currency remeasurement loss		21	6
Other operating activities		6	37
Total		384	861

Cash (used in) provided by investing activities:
Capital expenditures		(221)	(397)
Acquisition of intangible assets		(12)	—
Disposal of assets		1	133
Other investing activities		28	9
Total		(204)	(255)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	—	523
	- repayments	—	(653)
Receivables Purchase Agreement payments		—	(380)
Issuance of long-term debt, net of financing costs		576	392
Repayment of long-term debt		(542)	(315)
Dividends paid		(14)	(14)
Total		20	(447)

Effect of exchange rate changes on cash		(3)	(2)

Net increase in cash and cash equivalents		197	157
Cash and cash equivalents at beginning of the year		570	408

Cash and cash equivalents at end of the period		$767	$565

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	June 30	Dec. 31
(Dollars in millions)	2013	2012
Cash and cash equivalents	$767	$570
Receivables, net	2,142	2,090
Inventories	2,269	2,503
Other current assets	238	211
Total current assets	5,416	5,374
Property, plant and equipment, net	6,156	6,408
Investments and long-term receivables, net	621	609
Goodwill and intangible assets, net	2,067	2,075
Other assets	604	751

Total assets	14,864	$15,217

Accounts payable	1,743	$1,800
Payroll and benefits payable	950	977
Short-term debt and current maturities of long-term debt	322	2
Other current liabilities	253	211
Total current liabilities	3,268	2,990
Long-term debt, less unamortized discount	3,611	3,936
Employee benefits	4,122	4,416
Other long-term liabilities	389	397
United States Steel Corporation stockholders' equity	3,473	3,477
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$14,864	$15,217

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
(Dollars in millions)	2013	2013	2012	2013	2012
INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$(51)	$(13)	$177	$(64)	$360
U. S. Steel Europe	10	38	34	48	—	(a)
Tubular	45	64	103	109	232
Other Businesses	43	5	16	48	33

Reportable Segment and Other Businesses Income from Operations	47	94	330	141	625
Postretirement benefit expense	(54)	(56)	(77)	(110)	(154)
Other items not allocated to segments:
Loss on sale of U. S. Steel Serbia	—	—	—	—	(399)
Gain on sale of transportation assets	—	—	—	—	89
Property tax settlements	—	—	—	—	19

Total Income (Loss) from Operations	$(7)	$38	$253	$31	$180

CAPITAL EXPENDITURES
Flat-rolled	$80	$96	$186	$176	$367
U. S. Steel Europe	8	10	7	18	9
Tubular	15	8	14	23	18
Other Businesses	2	2	1	4	3

Total	$105	$116	$208	$221	$397
(a) Includes income from operations for USSK of $17 million for the six months ended June 30, 2012.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
	2013	2013	2012	2013	2012
OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	725	719	772	722	768
U. S. Steel Europe	702	718	767	710	757
USSK	702	718	767	710	761
Tubular	1,510	1,556	1,706	1,532	1,717
Steel Shipments: (a) (b)
Flat-rolled	3,728	4,018	3,986	7,746	8,078
U. S. Steel Europe	1,062	1,048	955	2,110	2,000
Tubular	456	428	493	884	1,022
Total Steel Shipments	5,246	5,494	5,434	10,740	11,100

USSK	1,062	1,048	955	2,110	1,927

Intersegment Shipments: (b)
Flat-rolled to Tubular	445	441	460	886	959
U. S. Steel Europe to Flat-rolled	—	—	44	—	121
Raw Steel Production : (b)
Flat-rolled	4,212	4,920	4,688	9,132	9,731
U. S. Steel Europe	1,158	1,203	1,173	2,361	2,413
USSK	1,158	1,203	1,173	2,361	2,325
Raw Steel Capability Utilization: (c)
Flat-rolled	70%	82%	77%	76%	80%
Flat-rolled U.S. Facilities (d)	87%	90%	84%	89%	88%
U. S. Steel Europe	93%	98%	94%	95%	89%
USSK	93%	98%	94%	95%	93%
(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 5.0 million net tons for U. S. Steel Europe (USSE). Prior to the sale of USSS on January 31, 2012, annual raw steel production capability for USSE was 7.4 million net tons.
(d) AISI capability utilization rates include our U.S. facilities (Gary Works, Great Lakes Works, Mon Valley Works, Granite City Works and Fairfield Works).